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                                                                      EXHIBIT 12



                         PRINCIPAL FINANCIAL GROUP, INC.

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO


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                                                            FOR THE YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------
                                                 2003       2002        2001        2000        1999
                                               --------   --------    --------    --------    --------
                                                                ($ in millions)
1.  Income from continuing operations
      before income taxes ..................   $  953.7   $  665.8    $  464.1    $  840.2    $1,069.1
2.  Interest expense .......................      104.3       99.2        96.7       116.8       145.4
3.  Interest factor of rental expense ......        5.0        8.9        10.3        16.1        10.5
4.  Undistributed income from equity
      investees ............................      (18.3)       4.3       (17.4)      (27.1)      (99.7)
                                               --------   --------    --------    --------    --------
5.  Earnings before interest credited on
      investment products ..................    1,044.7      778.2       553.7       946.0     1,125.3
6.  Interest credited on investment
      products .............................      735.7      743.4       773.1       723.5       709.5
                                               --------   --------    --------    --------    --------
7.  Earnings ...............................   $1,780.4   $1,521.6    $1,326.8    $1,669.5    $1,834.8
                                               ========   ========    ========    ========    ========

8.  Interest expense .......................   $  104.3   $   99.2    $   96.7    $  116.8    $  145.4
9.  Interest factor of rental expense ......        5.0        8.9        10.3        16.1        10.5
10. Preferred stock dividend requirements
      of majority-owned subsidiaries
      (non-intercompany) ...................        1.2        0.4          --          --          --
                                               --------   --------    --------    --------    --------
11. Fixed charges before interest credited
      on investment products ...............      110.5      108.5       107.0       132.9       155.9
12. Interest credited on investment
      products .............................      735.7      743.4       773.1       723.5       709.5
                                               --------   --------    --------    --------    --------
13. Fixed charges ..........................   $  846.2   $  851.9    $  880.1    $  856.4    $  865.4
                                               ========   ========    ========    ========    ========

14. Ratio of earnings to fixed charges
      before interest credited on investment
      products (Line item 5/Line item 11) ..        9.5        7.2         5.2         7.1         7.2

15. Ratio of earnings to fixed charges
      (Line item 7/Line item 13) ...........        2.1        1.8         1.5         1.9         2.1
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